(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 95 to the Registration Statement of Voya Separate Portfolios Trust (Form N-1A No. 333-141111) of our report dated May 26, 2020 on the financial statements and financial highlights of Voya Emerging Markets Corporate Debt Fund, Voya Emerging Markets Hard Currency Debt Fund, Voya Emerging Markets Local Currency Debt Fund, Voya Investment Grade Credit Fund, and Voya Securitized Credit Fund (the "Funds") included in the Funds' annual report for the fiscal year ended March 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 30, 2020